梁學濂會計師事務所

PKF
Accountants &
business advisers

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Experts" and inclusion in this Registration Statement of Wonder Auto Technologies, Inc. on Amendment No.3 to Form S-1 of our report dated June 6, 2006 except for note 27(a), as to which the date is August 2, 2006 and note 2(a), 4(a), 7 and Note 27(b), as to which the date is September 29, 2006, with respect to the Consolidated Balance Sheets of Wonder Auto Technologies, Inc. as of December 31, 2005, 2004 and 2003 and the related Consolidated Statements of Operations, Cash Flows and Stockholders' Equity for each of the three years in the period ended December 31, 2005.

PKF

PKF
Certified Public Accountants
Hong Kong

October 2, 2006

Tel (852) 2806 3822 | Fax (852) 2806 3712
E-mail info@pkf-hk.com | Website www.pkf-hk.com
PKF | 26/F, Citicorp Centre | 18 Whitfield Road | Causeway Bay | Hong Kong
香港銅鑼灣威非路道十八號萬國寶通中心廿六樓

梁學濂會計師事務所